For:	Immediate Release	Contact:	Larry Lentych
	October 22, 2009		Andrea Short
574 235 2000

1ST SOURCE ANNOUNCES THIRD QUARTER PROFITS
DIVIDEND ANNOUNCED

           South Bend, IN – South Bend, IN - 1st Source Corporation (Nasdaq:SRCE), parent company of 1st Source Bank, today announced third quarter net income of $6.73 million compared to $4.47 million in the third quarter 2008. For the first three quarters of the year, net income was $19.27 million versus $21.07 million a year earlier. Diluted net income per common share for the third quarter of 2009 was $0.21 versus $0.18 a year earlier while diluted net income per common share for the first three quarters was $0.60 compared to $0.86 in 2008. Diluted net income per common share was reduced by $0.07 for the third quarter of 2009 and $0.20 for the nine months ending September 30, 2009, due to the preferred stock dividends and the accretion of the discount on the preferred stock issued to the U.S. Government under the TARP Program.  The preferred stock was issued in January 2009 and therefore did not impact the three or nine month periods ending September 30, 2008.

    At the October meeting, the Board of Directors approved a cash dividend of $0.16 per common share, equal to the dividend a year earlier. The cash dividend will be payable on November 16, 2009, to shareholders of record on November 6, 2009.

    Christopher J. Murphy III, Chairman of 1st Source, commented, “As the recession continues to buffet our markets, we continue to experience larger nonperforming asset ratios and larger charge-offs. Fortunately, we have maintained and continue to support strong reserves. Our local markets have been hit hard by layoffs and rising unemployment and there is also some stress among our specialty finance clients. While the Bank steered clear of sub-prime and construction or real estate development loans, our clients have been affected by the overall downturn in the economy, which then affects us. Although this year’s third quarter compares favorably to a year ago, the net income in the third quarter of 2008 was impacted by losses on investments in Fannie Mae and Freddie Mac preferred stock. ”

    Mr. Murphy continued, “During the quarter, we provided $6.47 million to our loan and lease loss reserve, while net-charge-offs were $4.09 million. Our reserve for loan and lease losses is 2.76 percent of loans and leases compared to 2.28 percent a year earlier. We will expense approximately $7.75 million in FDIC insurance fees this year compared to $1.60 million in 2008. With all of that said, our capital ratios remain very strong, our overall expenses are down, and we are a profitable organization that continues to provide our clients with expert service, straight talk and sound advice every day. Many in the financial world would like to be in our position,” concluded Mr. Murphy.

    As of September 30, 2009, the 1st Source common equity-to-assets ratio was 10.64 percent compared to 10.00 percent a year ago and its tangible equity-to-assets ratio was 8.77 percent compared to 8.08 percent a year earlier. Common shareholders' equity was $469.72 million, up 6.51 percent from the $441.01 million reported a year ago. Total assets at the end of the third quarter of 2009 were $4.41 billion, up slightly from a year ago. Total loans and leases were $3.09 billion, down 6.66 percent and total deposits were $3.49 billion, up 4.07 percent over the comparable figures at the end of the third quarter of 2008.

    Noninterest income for the third quarter was $20.26 million, up 63.62 percent from the same period in 2008. For the nine months, noninterest income was $63.51 million, up 18.11 percent from 2008. The increase in noninterest income was a result of significant improvements in investment securities and other investment gains (losses) due to a reduction in other than temporary impairment and partnership gains.

    Noninterest expense for the third quarter was $36.57 million, a decrease from the $38.32 million reported in the third quarter a year earlier. Noninterest expense for the first nine months of 2009 was $112.56 million versus $114.61 million for the same period of 2008. The leading factors in the year-to-date change were reduced salaries and benefits and professional fees partially offset by higher FDIC insurance costs. The FDIC has announced that it will require the industry to prepay its next three years of estimated FDIC insurance in December of this year. Using the currently applicable rates for FDIC insurance, we will likely remit $21.57 million to the FDIC this December. This prepayment will not affect earnings in 2009, rather it will be ratably expensed in fiscal years 2010, 2011, and 2012.

    1st Source serves the northern half of Indiana and southwest Michigan and is the largest locally controlled financial institution headquartered in the area. While delivering a comprehensive range of consumer and commercial banking services through its community bank offices, 1st Source has distinguished itself with highly personalized services. 1st Source Bank also competes for business nationally by offering specialized financing services for new and used private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment. The Corporation includes 76 community banking centers in 17 counties, 23 specialty finance locations nationwide, 7 trust and wealth management locations, and 7 1st Source Insurance offices. With a history dating back to 1863, 1st Source Bank has a tradition of providing superior service to clients while playing a leadership role in the continued development of the communities it serves.

    In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures. 1st

Source Corporation believes that providing non-GAAP financial measures provides investors with information useful to understanding our financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible equity” which is “common shareholders’ equity” excluding intangible assets.

    1st Source may be accessed on its home page at “www.1stsource.com.”  Its common stock is traded on the Nasdaq Global Select Market under "SRCE" and appears in the National Market System tables in many daily newspapers under the code name "1st Src". Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “contemplate,” “seek,” “plan,” “possible,” “assume,” “expect,” “intend,” “targeted,” “continue,” “remain,” “estimate,” “anticipate,” “project,” “will,” “should,” “indicate,” “would,” “may”  and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

    1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.
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(charts attached)

1st SOURCE CORPORATION
3rd QUARTER 2009 FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
END OF PERIOD BALANCES
Assets			$4,413,160	$4,409,619
Loans and leases			3,094,030	3,314,863
Deposits			3,486,714	3,350,412
Reserve for loan and lease losses			85,504	75,606
Intangible assets			90,669	92,185
Common shareholders' equity			469,718	441,010
Total shareholders' equity			574,330	441,010

AVERAGE BALANCES
Assets	$4,463,324	$4,400,009	$4,508,202	$4,383,948
Earning assets	4,159,318	4,075,541	4,206,498	4,047,131
Investments	826,468	681,972	818,498	725,301
Loans and leases	3,130,362	3,322,970	3,184,394	3,251,499
Deposits	3,536,013	3,341,035	3,571,280	3,369,474
Interest bearing liabilities	3,390,440	3,517,330	3,453,618	3,493,013
Common shareholders' equity	469,409	444,219	467,351	443,162
Total shareholders' equity	573,819	444,219	563,163	443,162

INCOME STATEMENT DATA
Net interest income	$32,046	$33,397	$94,681	$98,818
Net interest income - FTE	33,029	34,258	97,512	101,508
Provision for loan and lease losses	6,469	3,571	22,741	9,603
Noninterest income	20,256	12,380	63,510	53,774
Noninterest xxpense	36,570	38,317	112,559	114,613
Net income	6,733	4,472	19,267	21,071
Net income available to common shareholders	5,032	4,472	14,557	21,071

PER SHARE DATA
Basic net income per common share	$0.21	$0.19	$0.60	$0.87
Diluted net income per common share	0.21	0.18	0.60	0.86
Common cash dividends declared	0.15	0.14	0.43	0.42
Book value per common share	19.46	18.29	19.46	18.29
Tangible book value per common share	15.70	14.47	15.70	14.47
Market value - High	17.94	30.00	23.92	30.00
Market value - Low	14.52	14.54	14.16	14.54
Basic weighted average common shares outstanding	24,164,884	24,109,960	24,166,887	24,104,015
Diluted weighted average common shares outstanding	24,212,042	24,381,657	24,215,542	24,374,811

KEY RATIOS
Return on average assets	0.60%	0.40%	0.57%	0.64%
Return on average common shareholders' equity	4.25	4.00	4.16	6.35
Average common shareholders' equity to average assets	10.52	10.10	10.37	10.11
End of period tangible common equity to tangible assets	8.77	8.08	8.77	8.08
Risk-based capital - Tier 1	16.14	11.70	16.14	11.70
Risk-based capital - Total	17.43	12.98	17.43	12.98
Net interest margin	3.15	3.34	3.10	3.35
Efficiency: expense to revenue	66.90	66.01	67.59	66.78
Net charge offs to average loans	0.52	(0.04)	0.71	0.02
Loan and lease loss reserve to loans and leases	2.76	2.28	2.76	2.28
Nonperforming assets to loans and leases	2.95	0.88	2.95	0.88

ASSET QUALITY
Loans and leases past due 90 days or more			$1,125	$1,476
Nonaccrual and restructured loans and leases			80,361	22,812
Other real estate			4,074	1,615
Former bank premises held for sale			3,095	3,821
Repossessions			5,672	234
Equipment owned under operating leases			74	40
Total nonperforming assets			94,401	29,998

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited - Dollars in thousands)
	September 30,	September 30,
	2009	2008
ASSETS
Cash and due from banks	$56,408	$75,704
Federal funds sold and
interest bearing deposits with other banks	65,307	59,090
Investment securities available-for-sale
(amortized cost of $871,266 and $656,294
at September 30, 2009 and 2008, respectively)	886,777	658,905
Other investments	21,012	18,612
Trading account securities	117	-
Mortgages held for sale	39,364	38,700

Loans and leases - net of unearned discount:
Commercial and agricultural loans	567,476	671,019
Auto, light truck and environmental equipment	313,808	337,248
Medium and heavy duty truck	219,762	253,682
Aircraft financing	633,552	608,881
Construction equipment financing	326,858	383,446
Loans secured by real estate	917,754	924,313
Consumer loans	114,820	136,274
Total loans and leases	3,094,030	3,314,863
Reserve for loan and lease losses	(85,504)	(75,606)
Net loans and leases	3,008,526	3,239,257

Equipment owned under operating leases, net	91,538	87,407
Net premises and equipment	38,552	41,194
Goodwill and intangible assets	90,669	92,185
Accrued income and other assets	114,890	98,565

Total assets	$4,413,160	$4,409,619

LIABILITIES
Deposits:
Noninterest bearing	$425,742	$374,290
Interest bearing	3,060,972	2,976,122
Total deposits	3,486,714	3,350,412

Federal funds purchased and securities
sold under agreements to repurchase	129,707	244,491
Other short-term borrowings	25,272	190,173
Long-term debt and mandatorily redeemable securities	20,046	34,861
Subordinated notes	89,692	89,692
Accrued expenses and other liabilities	87,399	58,980
Total liabilities	3,838,830	3,968,609

SHAREHOLDERS' EQUITY
Preferred stock; no par value	104,612	-
Common stock; no par value	350,266	342,979
Retained earnings	141,758	128,428
Cost of common stock in treasury	(31,943)	(32,019)
Accumulated other comprehensive income	9,637	1,622
Total shareholders' equity	574,330	441,010

Total liabilities and shareholders' equity	$4,413,160	$4,409,619

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - Dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008
Interest income:
Loans and leases	$43,436	$50,979	$132,507	$154,590
Investment securities, taxable	4,357	4,896	12,600	17,288
Investment securities, tax-exempt	1,651	1,873	5,046	5,904
Other	297	317	894	986
Total interest income	49,741	58,065	151,047	178,768

Interest expense:
Deposits	15,460	20,347	49,662	67,116
Short-term borrowings	265	2,255	909	6,434
Subordinated notes	1,648	1,648	4,942	5,067
Long-term debt and mandatorily redeemable securities	322	418	853	1,333
Total interest expense	17,695	24,668	56,366	79,950

Net interest income	32,046	33,397	94,681	98,818
Provision for loan and lease losses	6,469	3,571	22,741	9,603
Net interest income after provision for
loan and lease losses	25,577	29,826	71,940	89,215

Noninterest income:
Trust fees	3,782	4,939	11,473	14,155
Service charges on deposit accounts	5,402	5,761	15,367	16,633
Mortgage banking income	965	959	6,874	3,493
Insurance commissions	1,022	1,084	3,614	4,122
Equipment rental income	6,347	6,285	18,896	17,794
Other income	2,022	2,168	6,613	6,836
Investment securities and other investment gains (losses)	716	(8,816)	673	(9,259)
Total noninterest income	20,256	12,380	63,510	53,774

Noninterest expense:
Salaries and employee benefits	18,425	19,297	55,340	58,996
Net occupancy expense	2,221	2,332	7,095	7,289
Furniture and equipment expense	3,241	3,694	10,487	11,555
Depreciation - leased equipment	5,021	5,041	15,065	14,266
Professional fees	1,020	2,773	2,897	6,453
Supplies and communication	1,473	1,812	4,468	5,163
FDIC and other insurance	1,582	713	6,851	1,396
Other expense	3,587	2,655	10,356	9,495
Total noninterest expense	36,570	38,317	112,559	114,613

Income before income taxes	9,263	3,889	22,891	28,376
Income tax expense (benefit)	2,530	(583)	3,624	7,305

Net income	6,733	4,472	19,267	21,071
Preferred stock dividends and discount accretion	(1,701)	-	(4,710)	-
Net income available to common shareholders	$5,032	$4,472	$14,557	$21,071

The NASDAQ Stock Market National Market Symbol: "SRCE" (CUSIP #336901 10 3)
Please contact us at shareholder@1stsource.com